Exhibit 99.1

Dave Giles approved as Scripps’ new chief legal officer; Tamera Hylton takes over as chief ethics officer

Aug. 7, 2024

CINCINNATI - The board of directors of The E.W. Scripps Company (NASDAQ: SSP) has appointed Scripps Deputy General Counsel Dave Giles as the company’s new chief legal officer, effective immediately.

Giles replaces Bill Appleton, who announced in January that he would be retiring.

Tamera Hylton will take over as Scripps’ chief ethics officer.

Giles has served as chief ethics officer since 2010 and been with the organization since 2004. He oversees the company’s litigation, including defamation and intellectual property matters, antitrust compliance and regulatory issues involving the Federal Communications Commission and the Federal Trade Commission. He has also overseen Scripps’ employment and labor practice.

A graduate of Washington and Lee University School of Law, Giles is on the boards of the William Allen White Foundation and the Scripps Howard Fund. He is a former chair of the American Bar Association’s Forum on Communications Law and a former board member of Easterseals Redwood.

Prior to joining Scripps, he was an attorney with Baker Hostetler. Before law school, he was a reporter at The Philadelphia Inquirer and USA Today.

Hylton, a Harvard Law School graduate, has been with Scripps since August 2019 and serves as deputy general counsel, head of legal for Scripps Networks. Prior to joining Scripps, Hylton was assistant general counsel for WarnerMedia, where she led legal strategy and execution for content acquisitions and commercialization.

Media contact: Michael Perry, (513) 259-4718, michael.perry@scripps.com

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating a better-informed world. As one of the nation’s largest local TV broadcasters, Scripps serves communities with quality, objective local journalism and operates a portfolio of more than 60 stations in 40+ markets. Scripps reaches households across the U.S. with national news outlets Scripps News and Court TV and popular entertainment brands ION, Bounce, Grit, ION Mystery, ION Plus and Laff. Scripps is the nation’s largest holder of broadcast spectrum. Scripps is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps’ long-time motto is: “Give light and the people will find their own way.”